Investor Contact:                              Media Contact:
Linda Lennox                                   Christopher Reardon
Director, Investor Relations                   Manager, Corporate Communications
Tel: (908) 719-4224                            Tel: (908) 719-4224
E-mail: llennox@nui.com                        E-mail: creardon@nui.com


For Immediate Release


               NUI CORP. ANNOUNCES LATE FILING OF QUARTERLY REPORT

                      Anticipates First Quarter 2004 Loss;
     Bank Lenders Grant Extension of Date for Delivering Financial Reports;
        Settlement Negotiations with NJBPU To Impact Fiscal 2003 Earnings


Bedminster, NJ - February 10, 2004 - NUI Corporation (NYSE: NUI) today announced that, as a result of the ongoing investigation by the Audit Committee of the NUI Board of Directors of certain questionable transactions of NUI Energy Brokers, Inc., the company's wholesale energy trading subsidiary, NUI will not be able to complete its financial reporting process for its Quarterly Report on Form 10-Q for the first quarter ended December 31, 2003 (Form 10-Q), within the prescribed time period. NUI intends to complete its financial reporting process and file its Form 10-Q for the first quarter of fiscal 2004 as soon as practicable after completion of the Audit Committee's investigation. The company and NUI Utilities, Inc., the company's wholly-owned utilities subsidiary (NUI Utilities), have obtained from their bank lenders an extension to March 1, 2004 for delivery to the lenders of the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and its Form 10-Q.

Primarily as a result of certain one-time charges totaling approximately $14.9 million related to the refinancing of the company's debt and severance costs, the company anticipates that it will report a consolidated net loss of approximately $7.2 million, or $0.45 per share, for the first quarter of fiscal 2004, compared with consolidated net income of $7.2 million, or $0.45 per share, for the first quarter of fiscal 2003. The company's results for the first quarter of fiscal 2004 will reflect substantially higher interest expense and fees associated with its November 2003 credit facility.

The company also announced that it is in settlement negotiations with the New Jersey Board of Public Utilities (NJBPU) regarding the Focused Audit of NUI Corporation, NUI Utilities and Elizabethtown Gas. At this time, the company cannot determine the timing, terms, or the financial impact of any ultimate settlement. The company currently believes any such settlement ultimately will be reflected as an adjustment to the company's fiscal 2003 financial results, previously reported on November 12, 2003.


                                     -more-

This press release contains forward-looking statements, including those related to the anticipated results for the first quarter of fiscal 2004, the timing of the filing of the company's Form 10-Q, the settlement regarding the focused audit of NUI, NUI Utilities and Elizabethtown Gas with the NJBPU, and the associated financial impact of a settlement with the NJBPU on the company and the timing thereof. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, the completion of the financial reporting process; the company's ability to control operating expenses; the volatility and level of natural gas prices; economic conditions; weather fluctuations; the outcome and consequences of the focused audit being conducted by the NJPBU, including without limitation the terms and conditions of any future settlement with the NJBPU; and the timing of completion, and outcome and consequences, of the investigations of NUI Energy Brokers; certain other factors set forth in the company's Form 10-K, Form 10-Q and its other filings with the Securities and Exchange Commission; and other uncertainties, all of which are difficult to predict and some of which are beyond the company's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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